                                                                 Exhibit (a)(3)
                            [LCC LOGO APPEARS HERE]



                                October 16, 2001

Due to today's difficult market conditions, many of our employees hold stock options with an exercise price that significantly exceeds the market price of our Class A common stock. Because our board of directors recognizes that LCC's option plan may not currently be providing performance incentives for all of its valued employees, the board has considered a number of ways to provide its employees with the benefit of options that over time may have a greater potential to increase in value.

As a result, I am happy to announce an option exchange program. The key aspects of the program are as follows:

   - This is a voluntary program, and it is your decision whether to participate.

   - Any stock option granted to an employee under the Company's 1996 Employee Stock Option Plan with an exercise price of $10.50 or more is eligible for exchange.

   - New options will be issued approximately six months after your exchanged options are canceled.

   - The exercise price of the new options will be equal to the closing market price of our Class A common stock on the business day immediately preceding the date we grant the new options.

   - For every option to purchase two option shares we accept for exchange, we will grant an option to purchase one option share.

   - The new options will vest on the same schedule as the options they replace.

   - The new options will have the same acceleration provisions as the options they replace.

   - Employees will have a limited window of about one month in which to participate in the program. Once the window closes, the program will not be reopened to accommodate late employee participation.

All eligible employees will receive via e-mail tomorrow a package that describes the option exchange program. On Thursday, October 18, at 10:30 a.m., Washington, D.C. time, we will hold a company-wide conference call to answer any questions employees may have about the program. You will have until Tuesday, November 20, to review the program materials and turn in all necessary paperwork.

Below is a calendar highlighting the key dates in the exchange program:

------------------------------------------- ----------------------------------------------
                   DATE                                        ACTION
------------------------------------------- ----------------------------------------------
October 17, 2001 (Tomorrow)                 Offer period begins; all eligible option
                                            holders receive program materials by e-mail
------------------------------------------- ----------------------------------------------
October 18, 2001 (Thursday)                 Company-wide conference call held to discuss
                                            exchange program
------------------------------------------- ----------------------------------------------
October 22 and 24, 2001 (Monday and         Workshops held on exchange program
Wednesday)                                  (representatives from Human Resources and
                                            Stock Administration will be available to
                                            present the program and answer questions)
------------------------------------------- ----------------------------------------------
November 20, 2001 (Tuesday)                 Offer period ends - all materials due to
                                            Stock Administration
------------------------------------------- ----------------------------------------------
Week of November 26, 2001                   Confirmation letters sent to tendering
                                            option holders (via e-mail)
------------------------------------------- ----------------------------------------------
Late May 2002                               New options issued at an exercise
                                            price equal to the closing price of
                                            LCC's stock on the business day
                                            immediately preceding the
                                            date of the new options.
------------------------------------------- ----------------------------------------------



While I am certain many of you will have questions regarding the exchange program, I encourage you to delay your questions until the conference call on October 18. However, if you have questions that cannot wait until the call, please contact Brady Kavulic, LCC's Stock Plan Administrator, at telephone no.
(703) 873-2691 or via e-mail at stock_administration@lcc.com.

Regards,

Tom Faulders
Chairperson and CEO